EXHIBIT 10.27

NOTE AND WARRANT PURCHASE

AGREEMENT

Dated as of August 7, 2008

by and between

FIRSTGOLD CORP.,

PLATINUM LONG TERM GROWTH, LLC

and

LAKEWOOD GROUP LLC

NOTE AND WARRANT PURCHASE AGREEMENT

This NOTE AND WARRANT PURCHASE AGREEMENT, dated as of August 7, 2008 (this “Agreement”), is by and between Firstgold Corp., a Delaware corporation (the “Company”), Platinum Long Term Growth, LLC, a Delaware limited liability company (“Platinum”), and Lakewood Group LLC, a Delaware limited liability company (“Lakewood,” and each of Platinum and Lakewood, individually sometimes referred to as a “Lender,” and collectively referred to as the “Lenders”).

The parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF NOTE AND WARRANT

Section 1.1    Purchase and Sale of Note and Warrant.

(a)    Upon the following terms and conditions, the Company shall issue and sell to Platinum and Lakewood, and Platinum and Lakewood shall purchase from the Company, (i) senior secured promissory notes in an aggregate principal amount of up to $15,750,000 (in the amounts set forth in this Section 1.1) and (ii) common stock purchase warrants, in substantially the form attached hereto as Exhibit A (individually, a “Warrant,” and collectively, the “Warrants”), to purchase shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”) at the exercise price and upon the terms and conditions set forth therein.  The Notes shall be original issue discount Notes, each reflecting an original issue discount of 15%. Each Lender shall purchase its Pro Rata Share of Notes and Warrants at each Closing. For purposes of this Agreement, “Pro Rata Share” shall mean (i) with respect to Platinum, 80% and (ii) with respect to Lakewood, 20%.

(b)    At the First Closing (as hereafter defined), upon satisfaction of the terms and conditions set forth herein, the Company shall issue to Platinum and Lakewood promissory notes, substantially in the form of Exhibit A-1 hereto (the “Initial Notes”), in the principal amounts of Five Million Three Hundred Ninety-Four Thousand One Hundred Dollars ($5,394,100) and One Million Three Hundred Forty-Eight Thousand Five Hundred Twenty-Five Dollars ($1,348,525), respectively, and Platinum and Lakewood shall advance, as payment in full for the Initial Notes, the sums of Four Million Three Hundred Sixty-Nine Thousand Two Hundred Twenty-One Dollars ($4,369,221) and One Million Ninety-Two Thousand Three Hundred Five Dollars ($1,092,305), respectively, less (i) the original issue discounts of Eight Hundred Nine Thousand One Hundred Fifteen Dollars ($809,115) and Two Hundred Two Thousand Two Hundred Seventy-Nine Dollars ($202,279), respectively, and (ii) origination fees of Two Hundred Fifteen Thousand Seven Hundred Sixty-Four Dollars ($215,764) and Fifty-Three Thousand Nine Hundred Forty-One Dollars ($53,941), respectively.  Each Lender is further permitted to deduct from the advance made on the Closing Date the fees and expenses of such Lender as permitted by Section 7.1 hereto.  The issuance and sale of the Initial Notes is referred to herein as the “First Closing”.  At the First Closing, the Company shall deliver to each of Platinum and Lakewood the Warrant to purchase 12,000,000 shares and 3,000,000 shares of Common Stock, respectively, at the exercise price and upon the terms and conditions as set forth therein.

(c)    At the Second Closing (as hereafter defined), upon satisfaction of the terms and conditions set forth herein, the Company shall issue to Platinum and Lakewood promissory notes, substantially in the form of Exhibit A-2 hereto (the “Second Notes”), in the principal amounts of Four Million Two Hundred Five Thousand Nine Hundred Dollars ($4,205,900) and One Million Fifty-One Thousand Four Hundred Seventy-Five Dollars ($1,051,475), respectively, and Platinum and Lakewood shall advance, as payment in full for the Second Notes, the sums of Three Million Four Hundred Six Thousand Seven Hundred Seventy-Nine Dollars ($3,406,779) and Eight Hundred Fifty-One Thousand Six Hundred Ninety-Five Dollars ($851,695), respectively, less (i) the original issue discounts of Six Hundred Thirty Thousand Eight Hundred Eighty-Five Dollars ($630,885) and One Hundred Fifty-Seven Thousand Seven Hundred Twenty-One Dollars ($157,721), respectively, and (ii) origination fees of One Hundred Sixty-Eight Thousand Two Hundred Thirty-Seven Dollars ($168,237) and Forty-Two Thousand Fifty-Nine Dollars ($42,059), respectively (the “Second Closing Origination Fees”).  The issuance and sale of the Second Notes is referred to herein as the “Second Closing”.

(d)    If the Company has achieved and maintained a production level in excess of 3,000 ounces of gold per calendar month, upon at least ten (10) business days’ prior written notice from the Company to Platinum and Lakewood given any time between November 1, 2008 and November 30, 2008, the Company shall issue to Platinum and Lakewood promissory notes, substantially in the form of Exhibit A-3 hereto (the “Third Notes”), in the aggregate principal amount of One Million Dollars ($1,000,000) and Two Hundred Fifty Thousand Dollars ($250,000), respectively, and Platinum and Lakewood shall advance, as payment in full for the Third Notes, the sums of Eight Hundred Ten Thousand Dollars ($810,000) and Two Hundred and Two Thousand Five Hundred Dollars ($202,500), respectively, representing the principal amounts of each Third Note, less (i) the original issue discounts of One Hundred Fifty Thousand Dollars ($150,000) and Thirty-Seven Thousand Five Hundred Dollars ($37,500), respectively, and (ii) origination fees of Forty Thousand Dollars ($40,000) and Ten Thousand Dollars ($10,000), respectively (the “Third Closing Origination Fees”).  The issuance and sale of the Third Notes is referred to herein as the “Third Closing”.

(e)    If the Company has achieved and maintained a production level in excess of 3,000 ounces of gold per calendar month, upon at least ten (10) business days’ prior written notice from the Company to Platinum and Lakewood given any time between December 1, 2008 and December 30, 2008, the Company shall issue to Platinum and Lakewood promissory notes, substantially in the form of Exhibit A-4 hereto (the “Fourth Notes”), in the aggregate principal amount of One Million Dollars ($1,000,000) and Two Hundred Fifty Thousand Dollars ($250,000), respectively, and Platinum and Lakewood shall advance, as payment in full for the Fourth Notes, the sums of Eight Hundred Ten Thousand Dollars ($810,000) and Two Hundred and Two Thousand Five Hundred Dollars ($202,500), respectively, representing the principal amounts of each Fourth Note, less (i) the original issue discounts of One Hundred Fifty Thousand Dollars ($150,000) and Thirty-Seven Thousand Five Hundred Dollars ($37,500), respectively, and (ii) origination fees of Forty Thousand Dollars ($40,000) and Ten Thousand Dollars ($10,000), respectively (the “Fourth Closing Origination Fees”).  The issuance and sale of the Fourth Notes is referred to herein as the “Fourth Closing”.

(f)    If the Company has achieved and maintained a production level in excess of 3,000 ounces of gold per calendar month, upon at least ten (10) business days’ prior written notice from the Company to Platinum and Lakewood given any time between January 1, 2009 and January 30, 2009, the Company shall issue to Platinum and Lakewood promissory notes, substantially in the form of Exhibit A-5 hereto (the “Fifth Notes” and together with the Initial Notes, the Second Notes, the Third Notes and the Fourth Notes, the “Notes”), in the aggregate principal amount of One Million Dollars ($1,000,000) and Two Hundred Fifty Thousand Dollars ($250,000), respectively, and Platinum and Lakewood shall advance, as payment in full for the Fifth Notes, the sums of Eight Hundred Ten Thousand Dollars ($810,000) and Two Hundred and Two Thousand Five Hundred Dollars ($202,500), respectively, representing the principal amounts of each Fifth Note, less (i) the original issue discounts of One Hundred Fifty Thousand Dollars ($150,000) and Thirty-Seven Thousand Five Hundred Dollars ($37,500), respectively, and (ii) origination fees of Forty Thousand Dollars ($40,000) and Ten Thousand Dollars ($10,000), respectively (the “Fifth Closing Origination Fees” and, together with the Second Closing Origination Fees, the Third Closing Origination Fees and the Fourth Closing Origination Fees, the “Subsequent Closing Origination Fees”).  The issuance and sale of the Fifth Notes is referred to herein as the “Fifth Closing”.  The Second Closing, the Third Closing, the Fourth Closing and the Fifth Closing are each referred to herein as a “Subsequent Closing” and are collectively referred to herein as the “Subsequent Closings”.  The First Closing, the Second Closing, the Third Closing, the Fourth Closing and the Fifth Closing are each referred to herein as a “Closing” and are collectively referred to herein as the “Closings”.

(g)    In the event any Subsequent Closing does not occur (whether as a result of the failure of the Company to provide notice as set forth herein or the failure of the Company to satisfy any condition with respect to such Subsequent Closing), the Company shall pay to the Lenders, within 10 days following the latest date the Company could otherwise request that the Lenders advance funds pursuant to Section 1.1(c), (d) or (e), as the case may be, the Subsequent Closing Origination Fees that would have otherwise been payable to the Lenders in their respective Pro Rata Share (or as may be deducted by the Lenders from funds advanced in such Subsequent Closing pursuant to the terms hereof) in connection with such Subsequent Closing.  The obligation of the Company set forth in this Section 1.1(f) shall be deemed evidenced by this Agreement and secured by the collateral as contemplated by the other Transaction Documents (as defined below).

Section 1.2    Closing.

The First Closing under this Agreement shall take place on or before August 7, 2008 (the “Initial Closing Date”).  Each Closing hereunder shall take place at the offices of the Platinum, 152 West 57th Street, 4th Floor, New York, NY 10:00 a.m. New York time; provided, that all of the conditions set forth in Article IV hereof and applicable to such Closing shall have been fulfilled or waived in accordance herewith.  At each Closing, each Lender shall make its applicable advances described in Section 1.1 above by wire transfer of immediately available funds to an account designated by the Company.

Section 1.3    Warrant Shares.

The Company has authorized and has initially reserved and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, a number of its authorized but unissued shares of Common Stock at least equal to the aggregate number of shares of Common Stock to effect the exercise of each Warrant in full.  Any shares of Common Stock issuable upon exercise of each Warrant (and such shares when issued) are herein referred to as the “Warrant Shares”.  The Warrants and the Warrant Shares are sometimes collectively referred to herein as the “Securities”.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1    Representations and Warranties of the Company.

The Company hereby represents and warrants to the Lenders, as of the date hereof and the date of each Closing hereunder (except as set forth on the Schedule of Exceptions attached hereto with each numbered Schedule corresponding to the section number herein), as follows:

(a)    Organization, Good Standing and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.  The Company does not have any direct or indirect Subsidiaries (as defined in Section 2.1(g)) or own securities of any kind in any other entity except as set forth on Schedule 2.1(g) hereto.  The Company and each such Subsidiary (as defined in Section 2.1(g)) is duly qualified as a foreign corporation, limited liability company or limited partnership to do business and is in good standing in Nevada and in every other jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect.  For the purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on the business, operations, properties, prospects, or financial condition of the Company or any Subsidiary and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its obligations under this Agreement or any of the Transaction Documents in any material respect.

(b)    Authorization; Enforcement.  The Company and the Subsidiaries (as applicable) have the requisite corporate power and authority to enter into and perform this Agreement, the Notes, the Warrants, the Security Agreement by and among the Company and the Subsidiaries, on the one hand, and Platinum (as collateral agent), on the other hand, dated as of the date hereof, substantially in the form of Exhibit B attached hereto (the “Security Agreement”) the Officer’s Certificate to be delivered by the Company, dated as of each Closing Date, substantially in the form of Exhibit C attached hereto (the “Officer’s Certificate”), the Deeds of Trust, Security Agreement and Fixture Filings, dated as of the Closing Date, from the Company, as Grantor, substantially in the form attached hereto as Exhibit D (the “Mortgage”), the Environmental Indemnity Agreement, dated as of the Closing Date, among the Company and the Lenders, substantially in the form of Exhibit E (the “Environmental Indemnity Agreement”), the guarantee (“Guarantee”) to be delivered by each of the Subsidiaries, dated as of the date hereof, substantially in the form of Exhibit F, the Irrevocable Transfer Agent Instructions (as defined in Section 3.16 hereof) and the Off-Take Agreement (as defined in Section 3.28 hereof) (collectively, together with this Agreement, the Notes and the Warrants the “Transaction Documents”), and to issue and sell the Securities in accordance with the terms hereof.

The execution, delivery and performance of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action, and, except as set forth on Schedule 2.1(b), no further consent or authorization of the Company, its Board of Directors, stockholders or any other third party is required.  When executed and delivered by the Company and the Subsidiaries, each of the Transaction Documents shall constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c)    Capitalization.  The authorized capital stock and the issued and outstanding shares of capital stock of the Company as of the Initial Closing Date is set forth on Schedule 2.1(c)(i) hereto.  All of the outstanding shares of the Common Stock and any other outstanding security of the Company have been duly and validly authorized.  Except as set forth in this Agreement, or as set forth on Schedule 2.1(c)(ii) hereto, no shares of Common Stock or any other security of the Company are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company.  Furthermore, except as set forth in this Agreement and as set forth on Schedule 2.1(c)(iii) hereto, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company.  Except as provided on Schedule 2.1(c)(iv) hereto, the Company is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities.  Except as set forth on Schedule 2.1(c)(v), the Company is not a party to, and it has no knowledge of, any agreement or understanding restricting the voting or transfer of any shares of the capital stock of the Company.

(d)    Issuance of Securities.  The Notes and the Warrants have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Notes shall be validly issued and outstanding, free and clear of all liens, encumbrances and rights of refusal of any kind.  When the Warrant Shares are issued and paid for in accordance with the terms of this Agreement and as set forth in each Warrant, such shares will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and nonassessable, free and clear of all liens, encumbrances and rights of refusal of any kind and the holders shall be entitled to all rights accorded to a holder of Common Stock.

(e)    No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company, the performance by the Company of its obligations under the Notes and the consummation by the Company and the Subsidiaries of the transactions contemplated hereby and thereby, and the issuance of the Securities as contemplated hereby, do not and will not (i) violate or conflict with any provision of the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) or Bylaws (the “Bylaws”), each as amended to date, or any Subsidiary’s comparable charter documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries’ respective properties or assets are bound, (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries are bound or affected, or (iv) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature on any property or asset of the Company or its Subsidiaries under any agreement or under any commitment to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or by which any of their respective properties or assets are bound, except, in all cases, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect (other than violations pursuant to clauses (i) or (iii) (with respect to federal and state securities laws)).  Neither the Company nor any of its Subsidiaries is required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents or issue and sell the Securities in accordance with the terms hereof (other than any filings, consents and approvals which may be required to be made by the Company under applicable state and federal securities laws, rules or regulations).  The business of the Company and its Subsidiaries is not being conducted in violation of any laws, ordinances or regulations of any governmental entity.

(f)    Commission Documents, Financial Statements.  The Common Stock of the Company is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “Commission”) pursuant to the reporting requirements of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the “Commission Documents”).  Each Commission Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and the Commission Documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of the Company included in the Commission Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g)    Subsidiaries.  Schedule 2.1(g) hereto sets forth each Subsidiary of the Company, showing the jurisdiction of its incorporation or organization and showing the percentage of each person’s ownership of the outstanding stock or other interests of such Subsidiary.  For the purposes of this Agreement, “Subsidiary” shall mean any corporation or other entity of which at least 50% of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries.  All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable.  Except as set forth on Schedule 2.1(g) hereto, there are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any Subsidiary for the purchase or acquisition of any shares of capital stock of any Subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock.  Neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any Subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence except as set forth on Schedule 2.1(g) hereto.  Neither the Company nor any Subsidiary is party to, nor has any knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of any Subsidiary.  Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdictions set forth on Schedule 2.1(g) and has the requisite corporate or other power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

(h)    No Material Adverse Change.  Since January 31, 2008, the Company has not experienced or suffered any Material Adverse Effect.

(i)    No Undisclosed Liabilities.  Except as disclosed on Schedule 2.1(i) hereto, since January 31, 2008, neither the Company nor any of its Subsidiaries has incurred any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of the Company’s or its Subsidiaries respective businesses or which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(j)    No Undisclosed Events or Circumstances.  Since January 31, 2008, except as disclosed on Schedule 2.1(j) hereto, no event or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(k)    Indebtedness.  Schedule 2.1(k) hereto sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has, or after the date hereof expects to have, commitments.  For the purposes of this Agreement, “Indebtedness” shall mean  (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps, or other financial products, (c) all capital lease obligations that exceed $10,000 in the aggregate in any fiscal year, (d) all obligations or liabilities secured by a lien or encumbrance on any asset of the Company, irrespective of whether such obligation or liability is assumed, (e) all obligations for the deferred purchase price of assets, together with trade debt and other accounts payable that exceed $10,000 in the aggregate in any fiscal year, (f) all synthetic leases, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person; provided, however, Indebtedness shall not include (I) usual and customary trade debt incurred in the ordinary course of business and (II) endorsements for collection or deposit in the ordinary course of business.  Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(l)    Title to Assets.  Each of the Company  and the Subsidiaries has good and valid title to all of its real and personal property reflected in the Commission Documents, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances, except for those indicated on Schedule 2.1(l) hereto.  Any leases of the Company and each of its Subsidiaries are valid and subsisting and in full force and effect. The Company and its Subsidiaries has each complied in all respects with the terms of each of the leases described on Schedule 2.1(l) hereto, and has not received notice that it has failed to so comply from any applicable lessor. Pursuant to, and upon execution and delivery of, the Security Agreement and the Mortgage, the Company and its Subsidiaries shall have granted to the Lenders a perfected, first priority security interest in substantially all of the assets of the Company and the Subsidiaries.  Without limiting the generality of the foregoing, the Company has good and valid title to the mining claims described on Schedule 2.1(l) hereto, subject only to the paramount title of the United States and the requirement for discovery of minerals, and the Company is aware of no dispute or challenge to such claims; such claims are valid under the mining laws of the United States and the State of Nevada, and the Company has timely paid all fees, assessments and other amounts due the State of Nevada and United States with respect to such claims.

(m)    Actions Pending.  There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary which questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto.  Except as set forth on Schedule 2.1(m) hereto, there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Company, threatened against or involving the Company, any Subsidiary or any of their respective properties or assets, which individually or in the aggregate, would reasonably be expected, if adversely determined, to have a Material Adverse Effect.  There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any Subsidiary or any officers or directors of the Company or Subsidiary in their capacities as such, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(n)    Compliance with Law.  The business of the Company and the Subsidiaries has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except such that, individually or in the aggregate, the noncompliance therewith could not reasonably be expected to have a Material Adverse Effect.  The Company and each of its Subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Other than the delivery of a bond in the amount of $2,183,846, the Company has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary to conduct mining operations at the “Relief Canyon” mine described in the Commission Documents.

(o)    Taxes.  The Company and each of the Subsidiaries has accurately prepared and filed all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Company and the Subsidiaries for all current taxes and other charges to which the Company or any Subsidiary is subject and which are not currently due and payable.  Except as disclosed on Schedule 2.1(o) hereto, none of the federal income tax returns of the Company or any Subsidiary have been audited by the Internal Revenue Service.  The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company or any Subsidiary for any period, nor of any basis for any such assessment, adjustment or contingency.

(p)    Disclosure.  Except for the transactions contemplated by this Agreement, the Company confirms that neither it nor any other person acting on its behalf has provided the Lenders or their agents or counsel with any information that constitutes or might constitute material, nonpublic information.  To the best of the Company’s knowledge, neither this Agreement or the Schedules hereto nor any other documents, certificates or instruments furnished to the Lenders by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

(q)    Environmental Compliance.  The Company and each of its Subsidiaries have obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any  Environmental Laws.  “Environmental Laws” shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature.

The Company has all necessary governmental approvals required under all Environmental Laws as necessary for the Company’s business or the business of any of its subsidiaries.  To the best of the Company’s knowledge, the Company and each of its subsidiaries are also in compliance with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws.  Except for such instances as would not individually or in the aggregate have a Material Adverse Effect, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or its Subsidiaries that violate or may violate any Environmental Law after the date hereof or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

(r)    Books and Records; Internal Accounting Controls.  The records and documents of the Company and its Subsidiaries accurately reflect in all material respects the information relating to the business of the Company and its Subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or any Subsidiary. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the applicable Closing Date. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(s)    Material Agreements.  The Company and each of its Subsidiaries have performed all obligations required to be performed by them to date under any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, filed or required to be filed with the Commission (the “Material Agreements”).  Neither the Company nor any of its Subsidiaries has received any notice of default under any Material Agreement.  Neither the Company nor any of its Subsidiaries is in default under any Material Agreement now in effect.

(t)    Transactions with Affiliates.  Except as set forth on Schedule 2.1(t) hereto and in the Commission Documents, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) the Company, any Subsidiary or any of their respective customers or suppliers on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company, or any of its Subsidiaries, or any person owning at least 5% of the outstanding capital stock of the Company or any Subsidiary or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder which, in each case, is required to be disclosed in the Commission Documents or in the Company’s most recently filed definitive proxy statement on Schedule 14A, that is not so disclosed in the Commission Documents or in such proxy statement.

(u)    Securities Act of 1933.  The Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Securities hereunder.  Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Securities or similar securities to, or solicit offers with respect thereto from, or enter into any negotiations relating thereto with, any person, or has taken or will take any action so as to bring the issuance and sale of any of the Securities under the registration provisions of the Securities Act and applicable state securities laws, and neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Securities.  The Company is not, and has never been, a company described in Rule 144(i)(1) under the Securities Act, and is a “reporting issuer” as described in Rule 144(c)(1) under the Securities Act.   Neither the Company, nor any of its directors, officers or controlling persons, has taken or will, in violation of applicable law, take, any action designed to or that might reasonably be expected to cause or result in, or which has constituted, stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the securities issued or issuable in connection with the transactions contemplated hereunder.

(v)    Employees.  Neither the Company nor any Subsidiary has any collective bargaining arrangements or agreements covering any of its employees, except as set forth on Schedule 2.1(v) hereto.  Except as set forth on Schedule 2.1(v) hereto, neither the Company nor any Subsidiary has any employment contract, agreement regarding proprietary information, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by the Company or such Subsidiary required to be disclosed in the Commission Documents that is not so disclosed.  No officer, consultant or key employee of the Company or any Subsidiary whose termination, either individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company or any Subsidiary.

(w)    Absence of Certain Developments.  Except as set forth in the Commission Documents or provided on Schedule 2.1(w) hereto, since January 31, 2008, neither the Company nor any Subsidiary has:

(i) issued any stock, bonds or other corporate securities or any right, options or warrants with respect thereto;

(ii) borrowed any amount in excess of $100,000 or incurred or become subject to any other liabilities in excess of $100,000 (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of the business of the Company and its Subsidiaries;

(iii) discharged or satisfied any lien or encumbrance in excess of $100,000 or paid any obligation or liability (absolute or contingent) in excess of $100,000, other than current liabilities paid in the ordinary course of business;

(iv) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock, in each case in excess of $50,000 individually or $100,000 in the aggregate;

(v) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, in each case in excess of $100,000, except in the ordinary course of business;

(vi) sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights in excess of $100,000, or disclosed any proprietary confidential information to any person except to customers in the ordinary course of business;

(vii) suffered any material losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

(viii) made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

(ix) made capital expenditures or commitments therefor that aggregate in excess of $100,000;

(x) entered into any material transaction, whether or not in the ordinary course of business;

(xi) made charitable contributions or pledges in excess of $10,000;

(xii) suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

(xiii) experienced any material problems with labor or management in connection with the terms and conditions of their employment; or

(xiv) entered into an agreement, written or otherwise, to take any of the foregoing actions.

(x)    Public Utility Holding Company Act and Investment Company Act Status.  The Company is not a “holding company” or a “public utility company” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.  The Company is not, and as a result of and immediately upon the Closing will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(y)    ERISA.  No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan by the Company or any of its Subsidiaries which is or would be materially adverse to the Company and its Subsidiaries.  The execution and delivery of this Agreement and the issuance and sale of the Securities will not involve any transaction which is subject to the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code of 1986, as amended.  As used in this Section 2.1(y), the term “Plan” shall mean an “employee pension benefit plan” (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any Subsidiary or by any trade or business, whether or not incorporated, which, together with the Company or any Subsidiary, is under common control, as described in Section 414(b) or (c) of the Code.

(z)    No Integrated Offering.  Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act which would prevent the Company from selling the Securities pursuant to Regulation D and Rule 506 thereof under the Securities Act, or any applicable exchange-related stockholder approval provisions, nor will the Company or any of its affiliates or subsidiaries take any action or steps that would cause the offering of the Securities to be integrated with other offerings.  The Company does not have any registration statement pending before the Commission or currently under the Commission’s review and except as set forth on Schedule 2.1(z) hereto, since January 1, 2008, the Company has not offered or sold any of its equity securities or debt securities convertible into shares of Common Stock.

(aa)    Dilutive Effect.  The Company understands and acknowledges that its obligation to issue the Warrant Shares upon the exercise of the Warrants in accordance with this Agreement and the respective Warrant, is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interest of other stockholders of the Company.

(bb)    DTC Status.   Except as set forth on Schedule 2.1(bb) hereto, the Company’s transfer agent is a participant in and the Common Stock is eligible for transfer pursuant to the Depository Trust Company Automated Securities Transfer Program.  The name, address, telephone number, fax number, contact person and email of the Company transfer agent is set forth on Schedule 2.1(bb) hereto.

(cc)    Governmental Approvals.  Except for the filing of any notice prior or subsequent to the Closing that may be required under applicable state and/or federal securities laws (which if required, shall be filed on a timely basis), no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution or delivery of the Notes and the Warrants, or for the performance by the Company of its obligations under the Transaction Documents.

(dd)    Operation of Business.  Except as set forth on Schedule 2.1(dd) hereto, the Company and each of the Subsidiaries owns or possesses the rights to all patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations which are necessary for the conduct of its business as now conducted without infringement or any conflict with the rights of others.

(ee)    Certain Fees.  Except as set forth on Schedule 2.1(ee), no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement or the Transaction Documents. The Lenders shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated by this Section 2.1(ee) that may be due in connection with the transactions contemplated by this Agreement or the Transaction Documents.

Section 2.2    Representations and Warranties of the Lenders.

Each of the Lenders hereby represents and warrants to the Company, severally and not jointly, as to itself, as of the date hereof and as of the First Closing Date, as follows:

(a)    Acquisition for Investment. The Lender is purchasing the Warrant solely for its own account and not with a view to or for sale in connection with distribution.  The Lender does not have a present intention to sell any of the Warrant or the Warrant Shares, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of any of the Securities to or through any person or entity; provided, however, that by making the representations herein, such Lender does not agree to hold the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with Federal and state securities laws applicable to such disposition. The Lender acknowledges that it (i) has such knowledge and experience in financial and business matters such that the Lender is capable of evaluating the merits and risks of the Lender’s investment in the Company, (ii) is able to bear the financial risks associated with an investment in the Securities, and (iii) has been given full access to such records of the Company and the Subsidiaries and to the officers of the Company and the Subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation.

(b)    Rule 144.  The Lender understands that the Securities must be held indefinitely unless such Securities are registered under the Securities Act or an exemption from registration is available.  The Lender acknowledges that it is familiar with Rule 144 of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that the Lender has been advised that Rule 144 permits resales only under certain circumstances.  The Lender understands that to the extent that Rule 144 is not available, it will be unable to sell any Securities without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(c)    General.  The Lender understands that the Securities are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws, and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Lender set forth herein in order to determine the applicability of such exemptions and the suitability of such Lender to acquire the Securities.  The Lender understands that no United States federal or state agency or any government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

(d)    Accredited Investor.  The Lender is an “accredited investor” (as defined in Rule 501 of Regulation D under the Securities Act), and such Lender has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities.  The Lender is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and it is not a broker-dealer.  The Lender acknowledges that an investment in the Securities is speculative and involves a high degree of risk.

ARTICLE III

COVENANTS

The Company covenants with the Lenders as follows, which covenants are for the benefit of the Lenders and their assignees.  Unless otherwise set forth in the covenants in this Article III, such covenants shall survive Closing hereunder until (A) the Notes are paid in full and neither Lender has any obligation (contingent or otherwise) to advance funds hereunder, and (B) each Warrant has been redeemed in accordance with its terms and/or exercised in full.

Section 3.1    Securities Compliance.

The Company shall notify the Commission in accordance with its rules and regulations, of the transactions contemplated by any of the Transaction Documents and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Notes and the Securities to the Lenders or subsequent holders.

Section 3.2    Registration and Listing.

The Company shall cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, to comply in all respects with its reporting and filing obligations under the Exchange Act and any applicable Canadian securities laws, and to not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act.  The Company will take all action necessary to continue the listing or trading of its Common Stock on the OTC Bulletin Board, the Toronto Stock Exchange, the New York Stock Exchange, the Nasdaq Capital Markets, the Nasdaq Global Markets, the Nasdaq Global Select Market or the American Stock Exchange.  If required, the Company will promptly file the “Listing Application” for, or in connection with, the issuance and delivery of the Warrant Shares.   Subject to the terms of the Transaction Documents, the Company further covenants that it will take such further action as the Lenders may reasonably request, all to the extent required from time to time to enable the Lenders to sell the Warrant Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act.  Upon the request of either Lender, the Company shall deliver to the Lenders a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 3.3    Compliance with Laws.

The Company shall comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which would be reasonably likely to have a Material Adverse Effect.

Section 3.4    Keeping of Records and Books of Account.

The Company shall keep and cause each Subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its Subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

Section 3.5    Reporting Requirements.

If the Company ceases to file its periodic reports with the Commission, or if the Commission ceases making these periodic reports available via the Internet without charge, then the Company shall furnish the following to the Lenders so long as any Lender shall be obligated hereunder to purchase the Notes or shall beneficially own Notes or Securities:

(a)    Quarterly Reports filed with the Commission on Form 10-Q as soon as practical after the document is or would have been required to be filed with the Commission;

(b)    Annual Reports filed with the Commission on Form 10-K as soon as practical after the document is or would have been required to be filed with the Commission;

(c)    Current Reports filed with the Commission on Form 8-K as soon as practical after the document is or would have been required to be filed with the Commission; and

(d)    Copies of all notices, information and proxy statements in connection with any meetings that are, in each case, provided to holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such holders of Common Stock.

Section 3.6    Other Agreements.

The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right or ability to perform of the Company under any Transaction Document.

Section 3.7    Use of Proceeds.

The proceeds from the sale of the Notes and Warrants hereunder shall be used by the Company for bonding requirements, general working capital, the repayment of indebtedness owed to 2171216 Ontario Ltd. and Lender and the costs of this financing to the Company.  In no event shall the proceeds be used to redeem any Common Stock or securities convertible, exercisable or exchangeable into Common Stock or to settle any outstanding litigation.

Section 3.8    Reporting Status.

So long as either Lender beneficially owns any of the Notes or Securities, the Company shall timely file all reports required to be filed with the Commission pursuant to the Exchange Act and under relevant Canadian securities laws, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

Section 3.9    Disclosure of Transaction.

The Company shall issue a press release describing the material terms of the transactions contemplated hereby (the “Press Release”) within three Trading Days of the Closing Date.  The Company shall also file with the Commission a Current Report on Form 8-K (the “Form 8-K”) describing the material terms of the transactions contemplated hereby as soon as practicable following the Closing Date but in no event more than three (3) Trading Days following the Closing Date.  “Trading Day” means any day during which the principal exchange on which the Common Stock is traded shall be open for trading.

Section 3.10    Disclosure of Material Information.

For so long as either Lender owns any Notes or Securities, the Company covenants and agrees that neither it nor any other person acting on its behalf has provided or will provide the Lenders or their agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto the Lenders shall have executed a written agreement regarding the confidentiality and use of such information.  The Company understands and confirms that the Lenders shall be relying on the foregoing representations in effecting transactions in securities of the Company.

In the event of a breach of the foregoing covenant by the Company, or any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, the Company shall publicly disclose any material, non-public information in a Form 8-K within the time periods proscribed by Regulation FD.  In the event that the Company discloses any material, non-public information to either Lender and fails to publicly file a Form 8-K in accordance with the above, such Lender shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents.  The Lenders shall have no liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents, for any such disclosure.

Section 3.11    Pledge of Securities.

The Company acknowledges that the Securities may be pledged by the Lenders in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities.  The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and neither Lender shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document. For so long as either Lender owns any Securities, the Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by the Lenders.

Section 3.12    Amendments.

The Company shall not amend or waive any provision of its Certificate of Incorporation or Bylaws in any way that would adversely affect exercise or other rights of the holder of the Notes or the Warrants.

Section 3.13    Distributions.

So long as any Notes remain outstanding, either Lender has any obligation (contingent or otherwise) to advance funds hereunder, or August 7, 2010, the Company agrees that it shall not, and shall not permit any Subsidiary to, (i) declare or pay any dividends or make any distributions to any holder(s) of Common Stock (or security convertible into or exercisable for Common Stock) or (ii) purchase or otherwise acquire for value, directly or indirectly, any Common Stock or other equity security of the Company or any Subsidiary.

Section 3.14    Reservation of Shares.

So long as the Warrants remains outstanding, the Company shall take all action necessary to at all times have authorized and reserved for the purpose of issuance, the aggregate number of shares of Common Stock needed to provide for the issuance of the Warrant Shares.

Section 3.15    Prohibition on Liens.

So long as any Notes remain outstanding, either Lender has any obligation (contingent or otherwise) to advance funds hereunder, or August 7, 2010, other than Permitted Encumbrances, the Company shall not, and shall not permit its Subsidiaries to, enter into, create, incur, assume or suffer to exist any liens, security interests, charges, claims or other encumbrances of any kind (collectively, “Liens”) on or with respect to any of its assets now owned or hereafter acquired or any interest therein or any income or profits therefrom (including, without limitation, any mining claims or other rights described on Schedule 2.1(l)(ii) hereto).  “Permitted Encumbrances” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP; (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien; (c) the Liens set forth in Schedule 3.15 hereto in effect on the date hereof; and (d) Liens on Indebtedness described in clauses (b) and (c) of Section 3.16 but only of the type and to the extent permitted by such clauses.

Section 3.16    Prohibition on Indebtedness.

So long as any Notes remain outstanding, either Lender has any obligation (contingent or otherwise) to advance funds hereunder, or August 7, 2010, other than Indebtedness existing on the date hereof and disclosed in the Schedules to this Agreement and Permitted Indebtedness, the Company shall not, and shall not permit any Subsidiary to, enter into, create, incur, assume or suffer to exist any Indebtedness. “Permitted Indebtedness” means (a) Indebtedness in an amount not to exceed $1,000,000 in the aggregate incurred after the date hereof, which Indebtedness (i) is expressly subordinate in right of payment to the Notes, (ii) does not mature prior to the date of maturity of the Notes, (iii) does not permit any payment of principal thereof or interest thereon prior to the payment in full of the Notes, (iv) shall not be secured by any asset of the Company, (v) is issued by the Company, (vi) the use of proceeds of which are to provide working capital to the Company, and (vii) the interest rate of which shall not exceed 10% per annum, (b) PMSI Indebtedness incurred after the date hereof in the aggregate outstanding amount not exceeding $500,000 at any one time, (c) Indebtedness in connection with letters of credit or bonds, which are provided to government authorities to support drilling or mining operations of the Company, that are either unsecured or secured solely by cash, (d) the Indebtedness set forth on Schedule 3.16 hereto existing on the date hereof, and (e) Indebtedness incurred in order to finance the purchase of certain property pursuant to that certain Land Purchase Agreement dated December 18, 2007 between the Company and Ronald Ward. “PMSI Indebtedness” means purchase money security Indebtedness for assets acquired by the Company in the ordinary course of its businesses to the extent such Indebtedness does not exceed the fair market value of the assets acquired with the proceeds of such Indebtedness and such Indebtedness is secured solely by such assets.

Section 3.17    Compliance with Transaction Documents.

The Company shall, and shall cause its Subsidiaries to, comply with their respective  obligations under the Notes and the other Transaction Documents.

Section 3.18    Compliance with Law.

The Company shall, and shall cause each of its Subsidiaries to, comply with all applicable laws, rules and regulations of all federal, state and local governmental and administrative authorities (including without limitation environmental laws, rules and regulations), duly observe and conform in all material respects to all valid requirements of all governmental authorities relating to the conduct of its business or to its properties or assets, and obtain and maintain in full force and effect all licenses and permits required by all applicable governmental authorities to conduct its business and own its properties and assets.

Section 3.19    Transactions with Affiliates.

The Company shall not, and shall not permit its Subsidiaries to, engage in any transactions with any officer, director, employee or any Affiliate of the Company or any Subsidiary, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $50,000, other than (i) for payment of reasonable salary for services actually rendered, as approved by the Board of Directors of the Company as fair in all respects to the Company or the applicable Subsidiary, (ii) reimbursement for expenses incurred on behalf of the Company or any Subsidiary, (iii) as set forth on Schedule 3.19 hereof, and (iv) in connection with that certain Aircraft Time Sharing Agreement dated December 1, 2006 between the Company and ASD Aviation, Inc. The Company shall not make any payment on any Indebtedness owed to any of its officers, directors or Affiliates.

Section 3.20    No Dividends or Equity Transactions.

The Company shall not, (i) declare or pay any dividends in stock, money or property to any holder(s) of Common Stock or other equity security of the Company, (ii) purchase, redeem or otherwise acquire for value, directly or indirectly, any shares or other equity security of the Company, or (iii) make any Investments (as defined below).

Section 3.21    No Merger or Sale of Assets; No Formation of Subsidiaries.

The Company shall not, without the prior written consent of the Lenders, and shall not permit any Subsidiary to, (i) merge or consolidate or sell or dispose of all its assets or any substantial portion thereof (other than inventory in the ordinary course of business);  (ii) change its name or state or organization; (iii) commence any liquidation or dissolution; (iv) in any way or manner alter its organizational structure or effect a change of entity; or (v) form or create any subsidiary become a partner in any partnership or joint venture, or make any acquisition of any interest in any Person or acquire substantially all of the assets of any Person.  “Person” means any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, association, joint-stock company, unincorporated organization, cooperative, trust, estate, governmental entity or any other entity of any kind or nature whatsoever.

Section 3.22    Payment of Taxes, Etc.

The Company shall, and shall cause each of its Subsidiaries to, promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company and the Subsidiaries; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company or such Subsidiaries shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company and such Subsidiaries will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

Section 3.23    Corporate Existence.

The Company shall, and shall cause each of its Subsidiaries to, maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.

Section 3.24    Investment Company Act.

The Company shall conduct its businesses in a manner so that it will not become subject to the Investment Company Act.

Section 3.25    Maintenance of Assets.

The Company shall, and shall cause its Subsidiaries to, keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto. The Company shall at all times hold exclusive and valid mining property rights consisting of no less than 146 unpatented mill site and mining lode claims at the Relief Canyon Mine in Pershing County, Nevada, not subject to any challenge by any Person.  The Company shall pay all annual maintenance fees required with respect thereto at least thirty (30) days prior to the due date hereof and provide written evidence of such payment to the Lenders at least fifteen (15) days prior to each respective due date thereof, and, to the extent the same is not paid as provided herein, hereby expressly authorizes the Lenders to make such payments, which, if made, shall be deemed Indebtedness under the Notes.

Section 3.26    No Investments.

The Company shall not, and shall not permit any Subsidiary to, make or suffer to exist any Investments or commitments therefor, other than Investments made in the ordinary course of business.  “Investment” means, with respect to any Person, all investments in any other Person, whether by way of extension of credit, loan, advance, purchase of stock or other ownership interest (other than ownership interests in such Person), bonds, notes, debentures or other securities, or otherwise, and whether existing on the date of this Agreement or thereafter made, but such term shall not include the cash surrender value of life insurance policies on the lives of officers or employees, excluding amounts due from customers for services or products delivered or sold in the ordinary course of business.

Section 3.27    Opinions.

For so long as either Lender owns any Notes or Securities, the Company will provide, at the Company’s expense, such legal opinions in the future as are reasonably necessary for the issuance and resale of the Common Stock issuable upon exercise of the Warrants pursuant to an effective registration statement, Rule 144 or an exemption from registration.  In the event that Common Stock is sold in a manner that complies with an exemption from registration, the Company will promptly instruct its counsel (at its expense) to issue to the transfer agent an opinion permitting removal of the legend (indefinitely, if more than one year has elapsed from the Closing Date, or to permit sale of the shares if pursuant to the other provisions of Rule 144).

Section 3.28    Acquisition of Assets.

In the event the Company or any Subsidiary acquires any assets or other properties, such assets or properties shall constitute a part of the Collateral (as defined in the Security Agreement) and the Company shall take all action necessary to perfect the Lenders’ security interests in such assets or properties.

Section 3.29    Registration Rights.

If the Company shall determine to prepare and file with the Commission a registration statement (a “Registration Statement”) relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act), or their then equivalents, relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then the Company shall send to the Lenders a written notice of such determination and, if within ten days after the date of such notice, either Lender shall so request in writing, the Company shall include in such Registration Statement all or any part of the Warrant Shares as either Lender requests to be registered so long as such Warrant Shares are proposed to be disposed in the same manner as those set forth in the Registration Statement.  The Company shall use its best efforts to cause any Registration Statement to be declared effective by the Commission as promptly as is possible following it being filed with the Commission and to remain effective until all Warrant Shares subject thereto have been sold or may be sold without limitations as to volume or the availability of current public information under Rule 144.

 All fees and expenses incident to the performance of or compliance with this Section 3.29 by the Company shall be borne by the Company whether or not any Warrant Shares are sold pursuant to the Registration Statement.  The Company shall indemnify and hold harmless each Lender, the officers, directors, members, partners, agents, brokers, investment advisors and employees of each of them, each person who controls each Lender (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the officers, directors, members, shareholders, partners, agents and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included therein or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 3.29, except to the extent, but only to the extent, that such untrue statements or omissions referred to in (1) above are based solely upon information regarding such Lender furnished in writing to the Company by such Lender expressly for use therein.

Section 3.30    Delivery of Off–Take Agreement.  The Lenders and the Company shall negotiate in good faith an off-take agreement (the “Off-Take Agreement”) on commercially reasonable terms.

Section 3.31    Notices of Certain Events.  The Company shall promptly notify the Lenders of any event or events that have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.32    Indebtedness to Affiliates.   The Company shall not make any payment on any indebtedness owed to officers, directors or affiliates.

Section 3.33    Management.  A. Scott Dockter and James Kluber shall at all times remain as active executive officers of the Company.

ARTICLE IV

CONDITIONS

Section 4.1    Conditions Precedent to the Obligation of the Company to Close and to Sell the Securities at Each Closing.

The obligation hereunder of the Company to close and issue and sell the applicable Notes and Warrants to the Lenders at each Closing is subject to the satisfaction or waiver, at or before such Closing of the conditions set forth below.  These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a)    No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(b)    Delivery of Applicable Advance.  Each Lender shall have advanced the funds as payment for the purchase price of its applicable Notes (and in the case of the First Closing, the Warrants) on the date of such Closing.

(c)    Delivery of Transaction Documents.  The Transaction Documents to which each of the Lenders is a party shall have been duly executed and delivered by such Lender to the Company.

Section 4.2    Conditions Precedent to the Obligation of the Lenders to Close at Each Closing.

The obligation hereunder of the Lenders to purchase the Notes and Warrants and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or before each Closing, of each of the conditions set forth below.  These conditions are for each Lender’s sole benefit and may be waived by the Lenders at any time in their sole discretion.

(a)    Accuracy of the Company’s Representations and Warranties.  Each of the representations and warranties of the Company in this Agreement and the other Transaction Documents shall be true and correct in all material respects as of the date of such Closing, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date.

(b)    Performance by the Company.  The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the date of such Closing.

(c)    No Suspension, Etc.  Trading in the Common Stock shall not have been suspended by the Commission, the OTC Bulletin Board or the Toronto Stock Exchange, and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg Financial Markets (“Bloomberg”) shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by Bloomberg, or on the New York Stock Exchange, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in any financial market which, in each case, in the judgment of the Lenders, makes it impracticable or inadvisable to purchase the Securities.

(d)    No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(e)    No Proceedings or Litigation.  No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any Subsidiary, or any of the officers, directors or affiliates of the Company or any Subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(f)    Opinions of Counsel.  The Lenders shall have received an opinion of counsel to the Company, dated the date of the applicable Closing, substantially in the form of Exhibit G hereto, with such exceptions and limitations as shall be reasonably acceptable to counsel to the Lenders.  Further, on the First Closing, the Lenders shall have received (i) an opinion of Nevada counsel to the Company as to the title of its mining and real property assets and other related matters in form and substance satisfactory to the Lenders and (ii) an opinion of Nevada counsel to the Company as to the validity and enforceability of the Mortgage in form and substance satisfactory to the Lenders.

(g)    Notes and Warrants; Transaction Documents.  At or prior to the applicable Closing, the Company shall have delivered to the Lenders the applicable Notes and, in the case of the First Closing, the Warrants; the Company shall have duly executed and delivered the other Transaction Documents to the Lenders.

(h)    Secretary’s Certificate.  The Company and each Subsidiary shall have delivered to the Lenders a secretary’s certificate, dated as of such Closing, as to (i) the resolutions adopted by the Board of Directors approving the transactions contemplated hereby, (ii) the Certificate of Incorporation, (iii) the Bylaws, each as in effect at the Closing, and (iv) the authority and incumbency of the officers of the Company executing the Transaction Documents and any other documents required to be executed or delivered in connection therewith.

(i)    Officer’s Certificate.  On the date of such Closing, the Company shall have delivered to the Lenders a certificate signed by an executive officer on behalf of the Company, dated as of the date of such Closing, confirming the accuracy of the Company’s representations, warranties and covenants as of such date and confirming the compliance by the Company with the conditions precedent set forth in paragraphs (a)-(e) and (k) of this Section 4.2 as of the date of such Closing.

(j)    Mortgaged Land and Premises.  As of the date of the First Closing, the Mortgage shall have been duly recorded in the land records of those recording offices set forth on Schedule 4.2(j) and shall be a first priority lien on the land and premises described therein.

(k)    Material Adverse Effect.  No Material Adverse Effect shall have occurred since January 31, 2008.

(l)    Payment of Lenders’ Expenses.  The Company shall have paid the fees and expenses described in Section 7.1 of this Agreement.

(m)    UCC Financing Statements.  On or prior to the date of the First Closing, the Company shall have filed (or authorized the filing of) all UCC and similar financing statements in form and substance satisfactory to Platinum at the appropriate offices to create a valid and perfected security interest in the Collateral (as defined in the Security Agreement).

(n)    Consents.  The Company shall have obtained all consents, approvals, or waivers from all governmental authorities, third parties and Company securityholders necessary (i) for the execution, delivery and performance of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby and (ii) to not, except as set forth on Schedule 4.2(n), trigger any preemptive rights, rights of first refusal, put or call rights or obligations, anti-dilution rights or similar rights that any holder of the Company’s securities may have with respect to the execution, delivery and performance of this Agreement and each of the Transaction Documents and all transactions contemplated hereby and thereby, all without material cost or other adverse consequences to the Company.

(o)    Additional Deeds Of Trust.  The Company shall have delivered to the Lenders an additional Deed of Trust for each property set forth on Schedule 4.2(o) free and clear of all Liens and together with such searches and opinions reasonably requested by Platinum.

(p)    Additional Conditions to Subsequent Closings.  In the case of each Subsequent Closing, each Lender’s obligation to close and advance the funds pursuant to Section 1.1 hereof, at such Subsequent Closing is subject to the satisfaction of following conditions as of the date of such Subsequent Closing:

(i) No Default.  No event has occurred and is continuing, or would result from such advance or from the application of the proceeds therefrom, which constitutes a default hereunder or Event of Default (as defined in the Notes) or an event which, with the expiration of time or the giving of notice, or both, would constitute a default hereunder or an Event of Default;

(ii) Legality as to Company as Borrower.  It shall not be unlawful for the Company to pay or perform any of its agreements or obligations under any of the Transaction Documents;

(iii)  No Subsequent Lien.  No subsequent Lien has been granted with respect to any collateral securing the Company’s obligations under the Transaction Documents, except Permitted Encumbrances; and

(iv) Evidence of Sufficient Production.  The Company shall have delivered a certificate, signed by its chief executive officer and chief accounting officer, certifying the production of in excess of 3,000 ounces of gold by the Company at “Relief Canyon” mine for the month immediately preceding the date of the Company’s written request pursuant to Sections 1.1(c), (d) or (e), as the case may be, which certificate shall be accompanied by invoices and/or evidence of the sale of such gold in form and substance reasonably satisfactory to Platinum in its discretion.

(v) Closing Conditions Letter.  With respect to the Second Closing, the Company shall have satisfied all of the conditions set forth in that certain Closing Conditions Letter dated as of the date hereof by and between the Company and the Lenders in accordance with the terms and conditions set forth in such letter.

ARTICLE V

CERTIFICATE LEGEND

Section 5.1    Legend.

Each certificate representing the Securities shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR FIRSTGOLD CORP. SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

The Company agrees to issue or reissue certificates representing any of the Warrant Shares, without the legend set forth above if at such time, prior to making any transfer of the Warrant Shares, the holder thereof shall give written notice to the Company describing the manner and terms of such transfer and removal as the Company may reasonably request, and (x) such Warrant Shares have been registered for sale under the Securities Act and the holder is selling such shares and is complying with its prospectus delivery requirement under the Securities Act, (y) the holder is selling such Warrant Shares in compliance with the provisions of Rule 144 or other exemption from registration or (z) the provisions of paragraph (b)(1)(i) of Rule 144 apply to such shares.

ARTICLE VI

INDEMNIFICATION

Section 6.1    General Indemnity.

The Company agrees to indemnify and hold harmless each Lender (and its respective directors, officers, members, partners, affiliates, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by such Lender as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company herein.

Section 6.2    Indemnification Procedure.

Any party entitled to indemnification under this Article VI (an “indemnified party”) will give written notice to the indemnifying party of any matter giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article VI except to the extent that the indemnifying party is actually prejudiced by such failure to give notice.  In case any such action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnifying party a conflict of interest between it and the indemnified party exists with respect to such action, proceeding or claim (in which case the indemnifying party shall be responsible for the reasonable fees and expenses of one separate counsel for the indemnified parties), to assume the defense thereof with counsel reasonably satisfactory to the indemnified party.  In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim.  In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder.  The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim.  The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.  If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense.  The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent.  Notwithstanding anything in this Article VI to the contrary, the indemnifying party shall not, without the indemnified party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim.  The indemnification obligations to defend the indemnified party required by this Article VI shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the indemnified party shall refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification.  The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the indemnified party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to pursuant to the law.

ARTICLE VII

MISCELLANEOUS

Section 7.1    Fees and Expenses.

The Company shall pay the costs, fees and expenses of the Lenders incurred in connection with the transactions contemplated by the Transaction Documents, including reasonable diligence and legal fees and expenses.  In addition, the Company shall pay (i) any fees and expenses relating to the title opinions with respect to the property described in the Deed of Trust and the Mortgage, (ii) all reasonable fees and expenses incurred by the Lenders in connection with the drafting, negotiation and execution of this Agreement and the transactions contemplated hereby estimated to be $75,000 (of which, as of the date of this Agreement, the Company has previously paid $25,000), and (iii) all reasonable fees and expenses incurred by the Lenders in connection with the enforcement of this Agreement or any of the other Transaction Documents, including, without limitation, all reasonable attorneys’ fees and expenses.

Section 7.2    Specific Performance; Consent to Jurisdiction; Venue.

(a)    The Company and each of the Lenders acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the other Transaction Documents and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(b)    The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in New York County, New York, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that New York is not the proper venue.  The parties irrevocably consent to personal jurisdiction in the state and federal courts of the state of New York.  The Company and each of the Lenders consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 7.2 shall affect or limit any right to serve process in any other manner permitted by law.  The Company and the Lenders hereby agree that the prevailing party in any suit, action or proceeding arising out of or relating to the Securities, this Agreement or the other Transaction Documents, shall be entitled to reimbursement for reasonable legal fees from the non-prevailing party.  The parties hereby waive all rights to a trial by jury.

Section 7.3    Intent to Limit Changes to Maximum Lawful Rights.

Anything in this Agreement, the Notes or any of the other Transaction Documents to the contrary notwithstanding, in no event whatsoever, whether by reason of advancement of proceeds of the Notes, acceleration of the maturity of the unpaid balance of the Notes or otherwise, shall the interest and other charges agreed to be paid to the Lenders for the use of the money advanced or to be advanced hereunder exceed the maximum amounts collectible under applicable laws in effect from time to time.  It is understood and agreed by the parties that, if for any reason whatsoever the interest or loans charges paid or contracted to be paid by the Company in respect of the indebtedness evidenced by the Notes shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then ipso facto, the obligation to pay such interest and/or loans charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by the Lenders that exceed such maximum amounts shall be applied to the reduction of the principal balance of the indebtedness evidenced by the Notes and/or refunded to the Company so that at no time shall the interest or loan charges paid or payable in respect of the indebtedness evidenced by the Notes exceed the maximum amounts permitted from time to time by applicable law.

Section 7.4    Entire Agreement; Amendment.

This Agreement and the Transaction Documents contain the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the other Transaction Documents, neither the Company nor either Lender makes any representation, warranty, covenant or undertaking with respect to such matters, and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein.  No provision of this Agreement may be waived or amended other than by a written instrument signed by the Company and the Lenders.  Any amendment or waiver effected in accordance with this Section 7.4 shall be binding upon the Lenders (and their assigns) and the Company.

Section 7.5    Notices.

Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

If to the Company:	Firstgold Corp. 3108 Ponte Morino Drive, Suite 210 Cameron Park, CA 95682 Attn: Chief Executive Officer Tel: (530) 677-5974 Fax: (530) 677-7626

with copies (which copies shall not constitute notice to the Company) to:	Duncan Linn & Wade 2261 Lava Ridge Court Roseville, CA 95661 Attn: Roger D. Linn Tel: (916) 797-7436 Fax: (916) 797-3626

If to Platinum:	Platinum Long Term Growth, LLC 152 West 57th Street, 4th Floor New York, NY 10019 Attn: Mark Mueller Tel: (212) 582-2222 Fax: (212) 582-2424

If to Lakewood:	Lakewood Group LLC 152 West 57th Street, 54th Floor New York, NY 10019 Attn: Shoshana Englander Tel: (212) 582-0500 Fax: (212) 582-2424

with copies (which copies shall not constitute notice to either Lender) to:	Eliezer M. Helfgott, Esq. Blank Rome LLP 405 Lexington Avenue New York, NY 10174 Tel: (212) 885-5431 Fax: (917) 332-3065

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto.

Section 7.6    Waivers.

No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 7.7    Headings.

The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 7.8    Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.  After the Closing, the assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement.  Either Lender may assign the Securities and its rights under this Agreement and the other Transaction Documents and any other rights hereto and thereto without the consent of the Company.

Section 7.9    No Third Party Beneficiaries.

This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 7.10   Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.  This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

Section 7.11   Survival.

The representations and warranties of the Company and the Lenders shall survive the execution and delivery hereof and the Closing until the third anniversary of the Closing Date; the agreements and covenants set forth in Articles I, III, V, VI and VII of this Agreement shall survive the execution and delivery hereof and Closing hereunder.

Section 7.12   Publicity.

The Company agrees that it will not disclose, and will not include in any public announcement, the names of either Lender without the consent of such Lender, which consent shall not be unreasonably withheld or delayed, or unless and until such disclosure is required by law, rule or applicable regulation and then only to the extent of such requirement.

Section 7.13   Counterparts.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.

Section 7.14    Severability.

The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 7.15     Further Assurances.

From and after the date of this Agreement, upon the request of either Lender or the Company, the Company and the Lenders shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the other Transaction Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Note and Warrant Purchase Agreement to be duly executed by their respective authorized officers as of the date first above written.

FIRSTGOLD CORP.

By:	/s/ S.C. Akerfeldt
Name: S.C. Akerfeldt
Title: CEO

PLATINUM LONG TERM GROWTH, LLC

By:	/s/ Mark Nordlicht
Name: Mark Nordlicht
Title: General Manager

LAKEWOOD GROUP LLC

By:	/s/ Mark Mueller
Name: Mark Mueller
Title: Managing Member

Firstgold Corp.
August 1, 2008
Note and Warrant Purchase Agreement
Schedules 2.1(b)

None.

Firstgold Corp.
August 1, 2008
Note and Warrant Purchase Agreement
Schedules 2.1(c)(i)(ii)(iii)(iv)(v)

Schedules 2.1(c)(i) Authorized and outstanding common shares
Authorized Common Shares – 250,000,000
Outstanding Common Shares – 130,845,543

Schedules 2.1(c)(ii) Registration Rights
Firstgold currently has 2 current registration statements filed with the SEC and is obligated to keep these registrations current.  The 1st registration statement covers 8,375,000 common shares and was amended on July 24, 2008.  The second registration statement covers 20,635,588 common shares and was amended on July 23, 2008.

Currently there are $650,000 in convertible debentures issued on October 10, 2006 that are outstanding and can be converted into 1,444,444 common shares.  Currently there is a $1,100,000 convertible debenture issued May 1, 2008 that can be converted into 1,100,000 shares of common stock; however this debenture will be repaid out of proceeds of the First Closing.

Schedules 2.1(c)(iii) Outstanding Warrants and Options to Purchase Common Stock
Please see attached schedule of these items.

Schedules 2.1(c)(iv) Anti-dilution Rights
See Schedule 2.(c)(ii) above for details on keeping the 2 effective registration statements current.

Anti-dilution features exist in all warrants for standard clauses covering stock dividends, stock splits, etc.  Additionally, 4,625,000 warrants related to the 2 financings with Yorkville Advisors (Cornell Capital) and the October 10, 2006 financing have price protection features that would cause their warrants to be adjusted downward to the same price as the warrant pricing from this financing if it is below $0.45.  The price protection stays in place until the warrants are exercised or expire.

Schedules 2.1(c)(v) Voting Trust Agreements
In conjunction with the Company’s listing on the Toronto Stock Exchange Scott Dockter placed all shares and warrants owned or controlled by him into a voting trust with Equity Trust and Transfer Company in Toronto.

Firstgold Corp.
August 1, 2008
Note and Warrant Purchase Agreement
Schedule 2.1(g) Schedule of Subsidiaries

Omnirock, Inc.
This is a wholly owned, subsidiary of the Company, created in June 2008, incorporated in Nevada and will pursue mining of non-precious metals and industrial minerals which the Company has on its existing properties.

Firstgold Corp.
August 1, 2008
Note and Warrant Purchase Agreement
Schedule 2.1(i) Undisclosed Liabilities

Since January 31, 2008 the Company has incurred the following liabilities not to be considered in the normal course of business.

A $1,100,000 convertible debenture that was funded on May 1, 2008.

A $250,000 note payable that was funded on July 9, 2008.

It is anticipated that the Company will enter into a purchase money mortgage for $315,000 on a building in Lovelock, NV after the First Closing.

Firstgold Corp.
August 1, 2008
Note and Warrant Purchase Agreement
Schedule 2.1(j)

None.

Firstgold Corp.
August 1, 2008
Note and Warrant Purchase Agreement
Schedule 2.1(k) Indebtedness

  $200,685 Citicapital Commercial Corporation Note Payable November, 2007, lien filed
  $57,708 Citicapital Commercial Corporation Note Payable June 2008, original titles held
  $423,000  Caterpillar Financial Corporation May 2008, lien filed
  $40,000 Caterpillar Financial Corporation November 2006, lien filed
  $68,460 AFCO financing of D&O insurance premium February 2008
  $55,966 AICCO financing of general liability insurance premium April 2008
  $650,000 Convertible Debentures issued October 2006
  $1,100,000 Secured Convertible Debenture issued May 2008
  $250,000 Note Payable issued July 2008
  $312,500 Mortgage Note Payable to be closed in August 2008.

Firstgold Corp.
August 1, 2008
Note and Warrant Purchase Agreement
Schedule 2.1(l) Liens on Assets & Mining Claims

Liens on Assets
  The $1,100,000 Convertible debenture has a lien on all assets of the Company.
  The Citicapital and Caterpillar loans have liens on the specific assets financed
  Citicapital
  $200,685 – 2 rectifiers; hurricane booster & compressor; boomlift
  $57,700 – 2 Dodge pickups.
  Caterpillar
  $423,000 – 14B grader
  $40,000 – Skid Steer

Mining Claims and Leases
  Relief Canyon, such mining claims as more specifically described in the attached documents covering 146 claims including 120 mill site claims and 26 unpatented mining claims.
  Antelope Peak, such mining claims as more specifically described in the attached Mineral Lease Agreement between Firstgold Corp. and Dalton Livestock and Winchell Ranch.
  Horse Creek such mining claims as more specifically described in the attached Mineral Lease Agreement between Firstgold Corp. and Ken Tipton, covering approximately 4200 acres and 199 claims.
  Honorine such mining claims as more specifically described in the attached Mineral Lease Agreement between Firstgold Corp. and Steve and Honorine Patterson Family Trust, covering approximately 3300 acres and 40 claims.
  Fairview Hunter such mining claims as more specifically described in the attached Mineral Lease Agreement between Firstgold Corp. and Randall Stoeberl, covering approximately 2300 acres and 115 claims.

Firstgold Corp.
August 1, 2008
Note and Warrant Purchase Agreement
Schedule 2.1(m) Litigation

On September 24, 2007, a complaint was served on Firstgold by Swartz Private Equity, LLC.  The complaint was filed in the District Court for the Western District of New York (Case No. 07CV6447).  In the complaint, plaintiff alleges that pursuant to an Investment Agreement dated October 4, 2000, and entered into with Firstgold’s former management, it is entitled to the exercise of certain warrants in the amount of 1,911,106 shares of Firstgold common stock or the equivalent cash value of $0.69 per share and a termination fee of $200,000.  Firstgold filed an answer to the complaint on December 3, 2007 and expects to vigorously defend this action.  The lawsuit is now in the discovery phase.

On January 30, 2008, a complaint was served on Firstgold by Park Avenue Consulting Group, Inc.  The complaint was filed in the Supreme Court of the State of New York but was subsequently removed to the Federal District Court for the Southern District of New York (Case No. 08CV01850).  In the complaint, plaintiff alleges that pursuant to a Retainer Agreement entered into on September 1, 2000 and an Addendum thereto entered into on September 7, 2000, it is entitled to the issuance of warrants to purchase 1,000,000 shares of Firstgold stock, a monthly retainer fee of 50,000 shares of Firstgold stock and a monthly cash retainer fee, a $50,000 finder’s fee, and other damages to be proven at trial.  Firstgold filed an Answer on April 15, 2008 and on May 5, 2008 filed a Counterclaim seeking reimbursement of all costs of this lawsuit.  Firstgold expects to vigorously defend this action.

Firstgold Corp.
August 1, 2008
Note and Warrant Purchase Agreement
Schedule 2.1(o)

None.

Firstgold Corp.
August 1, 2008
Note and Warrant Purchase Agreement
Schedule 2.1(t)

There exists between the Company and ASD Aviation, Inc. an Aircraft Time Sharing Agreement.  The Agreement among other items allows the Company to utilize an aircraft owned by ASD Aviation at a rate of $200 per hour plus direct costs.  The Agreement is for a term of 10 years from December 1, 2006.  The Company originally prepaid for $140,000 of aircraft usage.

Firstgold Corp.
August 1, 2008
Note and Warrant Purchase Agreement
Schedule 2.1(v) Employment Agreements

The Company has employment agreements with the following executive officers:

Stephen C. Akerfeldt, Chief Executive Officer
A. Scott Dockter, Chief Operating Officer
James W. Kluber, Chief Financial Officer

Firstgold Corp.
August 1, 2008
Note and Warrant Purchase Agreement
Schedule 2.1(w)(i)(ii)(ix)

Schedule 2.1(w)(i) Stock, Warrant and Option Issuances since January 31, 2008
The Company has issued the following since January 31, 2008
  12,835,127 common shares and 6,417,564 warrants from the sale of units at $0.65 per unit plus 2,258,123 broker warrants
  450,000 common shares from the exercise of warrants
  127,999 common shares from the conversion of a note payable and accrued interest
  $1,100,000 convertible debenture with 1,100,000 warrants exercisable at $1.00
  $250,000 note payable with 500,000 warrants exercisable at $0.50
  951,038 stock options granted to employees ranging in price from $0.50 to $0.70

Schedule 2.1(w)(ii) Borrowings in Excess of $100,000
The Company has borrowed the following since January 31, 2008
  $1,100,000 convertible debenture with 1,100,000 warrants exercisable at $1.00
  $250,000 note payable with 500,000 warrants exercisable at $0.50

Schedule 2.1(w)(ix) Capital Expenditures in Excess of $100,000
The Company has expended in excess of $100,000 on the following since January 31, 2008
  Relief Canyon Process Plant
  Relief Canyon Crushing System
  New Laboratory in Lovelock

Firstgold Corp.
August 1, 2008
Note and Warrant Purchase Agreement
Schedule 2.1(z)

None.

Firstgold Corp.
August 1, 2008
Note and Warrant Purchase Agreement
Schedule 2.1(bb) Transfer Agent Information

United States
Transfer Online Inc.
317 SW Alder St., 2nd Floor
Portland, OR 97204
Lori Livingston, President
Aaron White, Account Executive, email aaron@transferonline.com
Phone: 503-227-2950
Fax: 503-227-6874
Transfer Online Inc. is a DTC participant.

Canada
Equity Transfer and Trust Company
200 University Avenue, Suite 400
Toronto, ON M5H 4H1
Stephen Headford, Executive Vice President
Michael Lee, Account Manager, email mlee@equitytransfer.com
Phone: 416-361-0930
Fax: 416-361-0470
Equity Transfer and Trust is not a DTC participant.

Firstgold Corp.
August 1, 2008
Note and Warrant Purchase Agreement
Schedule 2.1(dd)

None.

Firstgold Corp.
August 1, 2008
Note and Warrant Purchase Agreement
Schedule 2.1(ee) Certain Fees

Brokers
  Casimir Capital L. P. – 5% commission on gross proceeds funded
  546 Fifth Ave., 5th Floor
  New York, NY 10036
  Attention: Richard Sands
  Britton Hill Partners Limited – 2% commission on gross proceeds funded
  390 Bay Street, Suite 802
  Toronto, Ontario M5H-2Y2
  Attention: Mark Wade

Firstgold Corp.
August 1, 2008
Note and Warrant Purchase Agreement
Schedule 3.15 Permitted Liens

  $200,685 Citicapital Commercial Corporation Note Payable November, 2007, lien filed
  $57,708 Citicapital Commercial Corporation Note Payable June 2008, original titles held
  $423,000  Caterpillar Financial Corporation May 2008, lien filed
  $40,000 Caterpillar Financial Corporation November 2006, lien filed

Firstgold Corp.
August 1, 2008
Note and Warrant Purchase Agreement
Schedule 3.16 Permitted Indebtedness

  $200,685 Citicapital Commercial Corporation Note Payable November, 2007, lien filed
  $57,708 Citicapital Commercial Corporation Note Payable June 2008, original titles held
  $423,000 Caterpillar Financial Corporation May 2008, lien filed
  $40,000 Caterpillar Financial Corporation November 2006, lien filed

Firstgold Corp.
August 1, 2008
Note and Warrant Purchase Agreement
Schedule 3.19 Amounts owing to Officers, Directors and Employees Except in the Normal Course of Business

None, except for the Aircraft Time Sharing Agreement identified in 3.19(iv).

Firstgold Corp.
August 1, 2008
Note and Warrant Purchase Agreement
Schedule 4.2(j) Recording Offices

  Relief Canyon – Pershing County Recorder’s Office
  Lovelock Office Building and Lot - Pershing County Recorder’s Office
  Antelope Peak – Elko County Recorder’s Office
  Horse Creek – Humboldt County Recorder’s Office
  Honorine – Humboldt County  Recorder’s Office
  Fairview-Hunter – Churchill County Recorder’s Office

Firstgold Corp.
August 1, 2008
Note and Warrant Purchase Agreement
Schedule 4.2(n) Preemptive Rights

  4,625,000 outstanding warrants from prior financings with Yorkville Advisors (Cornell Capital)
  746,783 outstanding warrants from the October 10, 2006 convertible debentures.

Firstgold Corp.
August 1, 2008
Note and Warrant Purchase Agreement
Schedule 4.2(o) Deeds of Trust

  Relief Canyon Mine and associated claims
  Lovelock Office Building and Lot
  Antelope Peak
  Horse Creek
  Honorine
  Fairview Hunter